February 5, 2013/ Computer Sciences Corp Earnings Conference Call

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CSC - Q3 2013 Computer Sciences Corp Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 05, 2013 / 04:00PM GMT

February 5, 2013/ Computer Sciences Corp Earnings Conference Call

CORPORATE PARTICIPANTS
Steve Virostek Computer Sciences Corp - Director, IR
Mike Lawrie Computer Sciences Corp - CEO
Paul Saleh Computer Sciences Corp - CFO

CONFERENCE CALL PARTICIPANTS
Julio Quinteros Goldman Sachs - Analyst
Moshe Katri Cowen and Company - Analyst
Bryan Keane Deutsche Bank - Analyst
Rod Bourgeois Sanford C. Bernstein & Co. - Analyst
David Grossman Stifel Nicolaus - Analyst
Edward Caso Wells Fargo Securities, LLC - Analyst
Arvind Ramnani BNP Paribas - Analyst
Tien-Tsin Huang JPMorgan Chase & Co. - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the CSC third-quarter fiscal-year 2013 earnings conference call. Today's call is being recorded.

For opening remarks and introductions, I'd like to turn the conference over to Steve Virostek. Please go ahead, Steve.

Steve Virostek - Computer Sciences Corp - Director, IR

Thank you, operator. Good morning, everyone. I'm pleased you have joined us for CSC's third-quarter 2013 earnings call and webcast. On the call with me today are Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, this call is being webcast at www.CSC.com, and we've also posted slides to our website to accompany our discussion.

On slide 2, you'll see that some matters which we discuss today will be forward-looking. Please keep in mind that these forward-looking statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on this call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q, and other SEC filings.

On slide 3, we acknowledge that CSC's presentation includes certain non-GAAP financial measures which we believe provide useful information to investors. In accordance with SEC rules, we've provided a reconciliation of these metrics to their respective and most directly comparable GAAP metrics. The reconciliations can be found in today's Earnings Release and also in an appendix to our web slides. Both documents are available at the Investor Relations section of www.CSC.com. I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the conference call, except of course as required by law.

Listeners should also be aware that CSC's third-quarter results reflect the divestiture of our credit services business and certain businesses in Italy. The net impact of these transactions is reflected in EPS from Discontinued Operations.

Moving to slide 4, I'm pleased to hand the call back to Mike Lawrie.

February 5, 2013/ Computer Sciences Corp Earnings Conference Call

Mike Lawrie - Computer Sciences Corp - CEO

Okay, Steve, thank you. Hello to everyone on the call today. Thank you for joining us and your continued interest in CSC. As has sort of been my practice, I've got some key messages I'd like to leave you with today. I'll develop those four messages a little bit, then turn this over to Paul. And then, as usual, we'll have an opportunity to respond to some of your questions.

So, the four key messages are, one, our turnaround is on track, and we have made reasonable progress in the third quarter and through the third quarter. Second key message here is that our operational performance in the third quarter was primarily driven by our cost take-out work, and as a result of our growing confidence in that cost take-out work, this really allows us to raise our EPS target range for the balance of our fiscal year. The third message is that we are rebalancing our asset portfolio with divestitures of non-core businesses. And then, fourth, we are following through on our cash flow priorities by returning cash to our shareholders and reinvesting in the business for growth down the road. So, let me just develop each of those key messages a little bit here.

As I said, the turnaround is on track. We're making progress towards our new operating model, which as you recall is defined by distinct offerings, select industry markets, and major geographies. We continue to align our people and assign the appropriate spans of control for our organization as a part of our cost take-out efforts. We've done this work in a very systematic and measured way, so that we do not adversely affect our client work, and we expect to complete this complete realignment by the end of our fiscal 2013.

We've also made some additional leadership appointments over the last quarter. Doug Tracy joins us as our Chief Information Officer. He previously led global IT operations for Dana and for Rolls Royce. Andrea Fiumicelli is now the Head of our Global Healthcare Business. Before joining CSC, Andrea was the CEO of iSOFT. Manish Gunani is now leading our Global Shared Services efforts. He's charged with improving our core processes, particularly in functional areas like finance and HR, and also charged with lowering the cost associated with delivering those services. Neeraj Nityanand is our new Managing Director for India where nearly one-fourth of CSC employees are located. And, he will lead our efforts to realign our global delivery resources within our high value offerings. And then finally, Mike McCarty joins CSC from Nokia as our new Vice President of Finance for our global infrastructure business.

Another goal of our turnaround is to increase the mix of business that comes from our high value offerings such as cloud and cyber and big data and applications. And, we've been very encouraged by some of the industry analyst rankings over the last quarter. Our leadership position for cloud with Gartner, a front-runner position with Foresters in their wave for hosted private cloud, a leader in Gartner's Magic Quadrant for SAP applications management worldwide, and a leader in Foresters' big data report on business intelligence services worldwide. So, we're getting good feedback around some of the investments that we are making in these future high value growth areas, and as you may have seen, there was recently a research note published by Gartner on CSC's turnaround that really does a pretty good job of outlining the challenges and opportunities that CSC is facing.

The second key message I want to leave you with is that we achieved pretty good operating performance in the third quarter with strong margin expansion and improving cash flows, again driven primarily by our cost take-out activities. Earnings per share from Continuing Operations was $0.77. This includes $0.13 of restructuring costs, which were mostly offset by a lower tax rate. That was $0.11 -- the lower tax rate. So, our year-to-date EPS results, coupled with as I said earlier, our growing confidence in our cost take-out program does provide us with the confidence to increase our fiscal 2013 EPS target range to $2.50 to $2.70. Our cost take-out results are tracking above our prior, full-year 2013 target of $500 to $600 million, and as I said, our confidence is growing with respect to our ability to achieve our cumulative cost take-out target of $1 to $1.2 billion through the end of our fiscal 2014.

During our third quarter, which is seasonally weaker than other quarters, we delivered a 7.1% operating margin. Margins expanded in all three lines of business. NPS increased by 550 basis points to 10.2%, and both MSS and BSS margins increased by approximately 120 basis points to 7.7% and 4.2%, respectively. Excluding the impact of restructuring, margins were 7.7% for the Company, and at the segment level, we reported 10.4% before restructuring for NPS, 8.2% before restructuring for MSS, and 5.2% before restructuring for BSS. We delivered $245 million of free cash flow, which compares to $499 million in the year-ago period. However, in the year-ago period, we had a one time settlement payment of $277 million. So, that accounts for virtually all the difference. And, our year-to-date free cash flow is $457 million.

Total revenue of $3.78 billion increased by roughly 3% in constant currency. NPS revenue declined by about 3%, and our commercial segment's growth was 6% in constant currency and these results were largely in line with what we had expected. Our quarterly bookings of $3 billion declined by 27%. Our commercial awards were $2.3 billion during the quarter, and on a year-to-date basis for our commercial business, our commercial bookings are $8.5 billion, that's increased by 4% and this translates into a pretty favorable book-to-bill ratio of 1.14.

Federal awards in the quarter were $0.7 billion, and this declined by 13%, which reflects some of the continued delays that we see in contract decision-making in the federal government, as well as a large IT infrastructure support contract, FDIC, which was valued at $475 million which we won. But, was later protested and is not included in our bookings. Year-to-date awards for the federal government are $2.7 billion, and this translates to a book-to-bill ratio of 0.7, which is on the weak side. However, if you look at our total NPS pipeline, it remains pretty strong. We have $5.8 billion in submitted proposals, which compares to the $3.4 billion a year ago. Again, reflecting the slowdown in some of the decision-making that's taking place within the federal government. Some of these delays in these bookings have not yet materialized in the NPS

February 5, 2013/ Computer Sciences Corp Earnings Conference Call

revenue because many of the contracts are being extended for shorter periods of time. However, if these trends continue and this uncertainty continues, we could see further pressure on our NPS revenues as we go forward.

A very positive story in part of the bookings here is we're seeing an increased contribution from our new businesses and our higher value businesses. For example, cloud awards in the commercial and public sector were approximately $400 million year-to-date, which is an increase of more than 200% from a year ago. And, cyber awards of approximately $480 million year-to-date have increased by 17% over the prior year. Total contract value for our applications offerings, another high value area, is $3.3 billion year-to-date which is up nearly 300% from a year ago. And, in total, CSC's contract backlog currently is at $34.3 billion, which compares to $35 billion from a year ago and again, this decline is largely due to the federal government or NPS segment.

The third message I wanted to highlight here before I turn this over to Paul is our progress on rebalancing our asset portfolio. In the third quarter, we announced three significant divestitures, all within our BSS unit in Italy. While we continue to serve our global clients in Italy, there were certain unprofitable businesses which made good sense for us to sell and we did sell. Credit services, again another non-core business, but one that was highly profitable, and the timing and the valuation were compelling so we executed this $1 billion all cash sale in the third quarter. And, Paxus, again, another non-core staffing business in Australia we sold for $74 million in cash and closed in our fourth quarter. So collectively, these businesses contributed approximately $660 million of annualized revenue and approximately $0.40 of earnings per share. And, we'll continue to evaluate businesses that are not aligned with our strategy, and we'll consider future divestitures where it makes sense as we have demonstrated with the aforementioned divestitures.

Finally, my fourth message here is we are following through on our cash flow priorities by returning cash to our shareholders and reinvesting in the business. We're returning cash to our shareholders through our share buyback program. $77million was used to repurchase approximately 2 million shares during the third quarter. We also continue to pay our cash dividend of $0.20 per share. And, we are reinvesting in our businesses, which includes making some necessary improvements in our systems, most notably, in finance and in human resources. And, we expect to continue our momentum in our incubator offerings like cloud and cyber, by making investments to position our current and commercial -- future commercial business for future growth and we're also upgrading our sales tools and capability and other important customer-facing aspects of our business. For example, we're expanding our sales coverage in growth areas such as Asia, Latin America, and strengthening our sales teams in the United States.

So, in summary, let me just close by saying we're encouraged by the good progress we're making regarding our cost take-out initiatives. We're trending towards the high end of our savings targets for fiscal 2013. And, as I said, this provides us with the confidence around our higher EPS target ranges. As we look out over the broader market, our outlook on the public sector business is clearly affected by the ongoing budget uncertainty and the threat of sequestration and the delays which I have highlighted here in terms of new business awards.

We'll also continue to watch the economic situation in Europe. While it doesn't particularly appear to be getting any worse, it's also not materially improving. And, there's still a fair amount of uncertainty. I spent last week in Europe, and I can tell you from meetings with our own leadership team and many executives from our clients, that there is still a high degree of uncertainty. All this tempers our outlook as we go forward. So, some of the recent declines in business awards and the continued uncertainty in Europe and in the public sector lead us to the conclusion that we will continue to restructure some of these businesses as we go forward, over time. And, I think the net result of these dynamics is that we are comfortable with the current EPS consensus of approximately $3.30 of EPS for fiscal-year 2014.

So, before we go to the question period here, I'll now turn it over to Paul to go through a little more detail on some of our results. Paul?

Paul Saleh - Computer Sciences Corp - CFO

Yes. Thank you, Mike and good morning, everyone. I'll review the financial results for the quarter, and I'll update you on our cost take-out program and I will go also over the revised targets for the year.

Our third-quarter revenues was $3.78 billion, an increase of 2.8% in constant currency. Operating margin was 7.1% in the quarter, reflecting improved performance on focused accounts and continued benefits from our cost take-out activities. Our margins expanded across all three lines of business. EPS from Continuing Operations was $0.77 in the quarter, and that compared with a loss in the prior year. On a year-to-date basis, EPS from Continuing Operations is $1.67. EPS from Discontinued Operations of $2.50 include the results and gain on the credit services business, as wells as certain businesses in Italy, which were divested as you know, in the quarter. Now, let me review a few highlights for the quarter. We reported a tax rate of 20.6% from Continuing Operations in the third quarter. On a year-to-date basis, the tax rate was 27.9%. We're benefiting from a favorable mix of global income, the use of valuation allowances in certain countries, and the result of better tax-planning activities, including those pertaining to some of our asset sales. Now, for the full year, we now expect our expected tax rate to be approximately 28%, but you should know that we're still working on tax-planning initiatives that may help optimize our tax position further.

Now, in the quarter, we recorded a $26 million restructuring charge, which bring our year-to-date total to $111 million. As Mike mentioned, we're transitioning to the new operating model, and we've made substantial progress in broadening the spans of control for managers. Also, reducing layers of management between our executives and

February 5, 2013/ Computer Sciences Corp Earnings Conference Call

our clients, and these actions will allow us to better manage our global operations and to respond more effectively to customer needs and finally, we're making investments to leverage the use of our offshore resources.

We followed through on our plan to redeem $1 billion in maturing debt during the quarter, and by taking these actions, we've lowered our average cost of debt to 5.3%. We've also smoothed out our maturity profile, and we are maintaining ample access to liquidity. Now, you noted that the impact of redeeming these notes early resulted in a $19 million pretax charge in the quarter. But, the benefit will be lower interest expenses going forward. Free cash flow was $245 million in the quarter and $457 million on a year-to-date basis. We're benefiting from better working capital management. Our days sales outstanding, excluding unbilled receivables, were at 42 days, an improvement of two days versus a year ago. We also benefited from greater capital efficiencies.

And finally, as Mike mentioned, we're rebalancing our asset portfolio by divesting non-core businesses. During the quarter, we received $1 billion of cash for our credit services business, and we announced plans to use $300 to $400 million for share repurchase and $300 to $400 million for incremental pension plan contributions. In fact, we repurchased $77 million worth of stock in the third quarter, and we made a $400 million pension contribution after the end of the quarter.

Now, let me turn to our segment results beginning with our public sector business. NPS revenues were $1.34 billion in the quarter, or approximately 35% of the total Company revenues. Revenue in NPS declined by 2.8% year-over-year, and revenue is down 5% on a year-to-date basis, consistent with our expectations. Department of Defense revenues were $944 million and accounted for 70% of NPS revenues in the quarter. The DoD revenues increased by 2.5% in the quarter. Revenue from our civil agencies was $337 million and accounted for 25% of total NPS revenues and civil revenue declined by 14% year-over-year.

Operating income was $139 million in the quarter, and that excludes restructuring. Adjusting operating margins were 10.4%, and represent an improvement of 570 basis points on a year-over-year basis. Now, these results reflect better contract performance, improved cost management, and we also had a favorable termination for convenience settlement of $22 million, which helped our operating profits. Year-to-date, the reporting operating margin was 9.5%. NPS bookings of $0.7 billion were about $100 million lower than the year-ago period, reflecting the continued uncertainties and delays in government awards. However, again as Mike mentioned, we had -- we have $5.8 billion of submitted proposal awaiting decision.

Turning to our Managed Services Sector revenues. Revenue in the quarter were $1.62 billion and accounted for 43% of total Company revenues. MSS revenues declined by about 3% year-over-year and on a reported basis and in constant currency. Operating income, excluding restructuring charges, was $133 million, an improvement of $25 million year-over-year. We were benefiting from profitability -- better profitability on our focused accounts and also other cost take-out initiatives. On an adjusted operating basis, operating income was 8.2%, an increase of 170 basis points over the prior year. On a year-to-date basis, MSS operating margins was 6.4%. Our booking in MSS in the quarter were $1.4 billion, a decline compared with the prior year. But, on a year-to-date, MSS bookings are up 5% to $5.8 billion.

Turning to Business Solution and Services. Revenue was $853 million in the quarter, or 22% of total Company's revenues. BSS revenues were up 29% on a reported basis and in constant currency. But, in the prior period, revenue was adjusted by $204 million due to the NHS contract. BSS operating income was $44 million before restructuring, and our adjusted operating margin was 5.2%. iSOFT continues to be a drag on profitability, primarily because we have only partially transitioned to software accounting, or VSOE. NHS was a modest drag on operating profit this quarter as we are expensing more cost, consistent with service accounting rules associated with the new NHS contract. Booking in the BSS segment were about $900 million for the quarter, and $2.7 billion year-to-date, in line with the year-ago periods.

Now, let me turn to cash flow. Free cash flow was $245 million, compared to $499 million in the prior year. Last-year figures included a $277 million US claim settlement payment. CapEx in the quarter was $156 million, and capital lease payments were $52 million. Year-to-date, CapEx and capital leases payments are running at about 6.1% of revenue which compares with 7.6% for the prior year.

Let me update you now on our cost take-out activities and our reinvestments. Our cost take-out focus has been on contract performance, supply chain and procurement, workforce optimization, and enterprise overhead. Year-to-date, we've realized over $400 million of total cost savings, and we now expect to exceed our prior target of $600 million for fiscal 2013. Our progress on our cost take-out has enabled us to fund reinvestment initiatives, which include customer-committed savings, efforts on our new enterprise system for finance and HR, broader sales tools, and the restructuring that we've been taking, which includes workforce charges as well as investments associated with knowledge transfer to low-cost markets. We now expect our reinvestments also to exceed the $250 million for this fiscal year.

Now, based on our progress to date, we have now raised our target EPS from Continuing Operations to $2.50 to $2.70 from our prior target of $2.30 to $2.50. We now expect to fully offset the impact of the credit services divestitures with better than expected cost savings net of reinvestments. Credit services was expected to generate approximately $100 million of operating income and contribute about $0.40 of EPS during the current fiscal year. Now, we also are going to be benefiting from a lower tax rate of 28% for the year. So, our new target of $2.50 to $2.70 implies a fourth-quarter EPS from Continuing Operations of $0.83 to $1.03.

February 5, 2013/ Computer Sciences Corp Earnings Conference Call

In closing, we're following through on our cash flow priorities. We're reinvesting in our business. We're focusing on bolt-on strategic acquisitions such as the 426 Solutions, a big data and analytic Company we bought in the third quarter. We're strengthening our financial position and maintaining ample access to liquidity. And finally, we're beginning to return more cash to our shareholders.

Now, I'll ask our operator to provide instructions for asking questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

We will take the first question today from Julio Quinteros with Goldman Sachs. Please go ahead.

Julio Quinteros - Goldman Sachs - Analyst

On the comments around fiscal '14, the $3.30 consensus. How should we frame the free cash flow expectations for fiscal '14 around that $3.30 EPS?

Paul Saleh - Computer Sciences Corp - CFO

I think this -- there is still some more work to be done, but I would say it would be probably more in the $400 million to $500 million of free cash flow.

Julio Quinteros - Goldman Sachs - Analyst

Okay.

Paul Saleh - Computer Sciences Corp - CFO

At this time.

Julio Quinteros - Goldman Sachs - Analyst

Thank you.

Operator

And, we'll now take the next question from Moshe Katri with Cowen & Company. Please go ahead.

Moshe Katri - Cowen and Company - Analyst

Paul, can you -- going back to some of the nonrecurring items for the quarter -- can you list some of these, including the charges and the settlement benefit? Thanks.

Paul Saleh - Computer Sciences Corp - CFO

Yes. We had -- we mentioned the NPS -- we had a settlement of $22 million, which was a benefit of about $0.10. We had the restructuring of $0.26, which was about a $0.12 impact on the quarter; and interest expense was also about $19 million. That was for the early termination of debt, and that was about a $0.09 impact.

Moshe Katri - Cowen and Company - Analyst

Understood. And then --

Paul Saleh - Computer Sciences Corp - CFO

Then also, the tax rate, as mentioned, it was $0.11 impact -- benefit in the quarter. Now, keep in mind, again, all of these numbers exclude credit services, so we are just literally with the new guidance offsetting the absence of credit services in our numbers.

Moshe Katri - Cowen and Company - Analyst

Yep, yep, understood.

Any details on where we are in terms of kind of looking at some of the problem contracts that you mentioned? I think during the last update, you indicated that you've -- maybe 5 of the 40 looked a bit better, were restructured. Is the number still 35? Or, still, you know, are we bringing it lower?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, we're still managing against the list of 32 to 35. That hasn't changed. I'd say probably somewhere in the neighborhood of 8 to 10 of those are in materially a better shape than we were when we started. We've seen pretty significant improvement across the board on our operating performance.

What we're doing is, we put a new contracting process in place, a new management system around how we manage the transition, the execution of those contracts. So, this is just the way we're now running the Business. So, I'm beginning to not think about it as a focused set of accounts, but more just the way we run the Business going forward.

Moshe Katri - Cowen and Company - Analyst

Two final questions. You gave us some preliminary comments on free cash flows for next year. Any thoughts on EBIT margins?

And then, maybe an update on NHS in terms of contributions or impact for the quarter? Thanks.

Paul Saleh - Computer Sciences Corp - CFO

Yes. I don't think we have -- we're changing right now any -- providing any guidance necessarily on the margins. But, I would say, NHS, with the new service accounting, is going to continue to be a -- represent lower revenue and lower profitability than we would have originally anticipated. But ultimately, we are building basically a pipeline of revenue that we will be able to amortize once we go into the hosting period. We have over $150 million of revenue right now that is basically tied up on the balance sheet as part of this service accounting.

Mike Lawrie - Computer Sciences Corp - CEO

And, I was over last week with NHS, and we're making some very good progress. We've delivered some more modules. We've received some payments associated with those. We have won a couple of large trusts that have been publicly announced. So, you know, over all, we're pleased with the performance around the delivery of the software, the acceptance of the software, and we've moved into a world now where we're out and we're competing and trying to drive the solutions into these trusts.

So, initially, we're pretty pleased, and as Paul said, we are beginning to build a bow wave here of revenue and profitability which will be prorated over the course of the contract.

Moshe Katri - Cowen and Company - Analyst

Great. Thanks.

Operator

We'll now go to Bryan Keane with Deutsche Bank.

Bryan Keane - Deutsche Bank - Analyst

Hi. Good morning.

Just looking at the cost take-out, it looks like you took out about $120 million in costs in the third quarter. And, if you're going to be above $600 million, I guess that looks like the run rate is going to get a little bit faster for cost take-out to over $200 million in the fourth quarter. So, is there any big costs that come out? Or any reason why the cost take-out kind of jumps up here more than the normalized run rate we've seen in the last three quarters?

Mike Lawrie - Computer Sciences Corp - CEO

Bryan, the big reason is that we've done a lot of this restructuring around the spans and layers. So, a lot of those people associated with those have now left the Business. And, a lot of that took place in the third quarter. So, that is driving some of the incremental cost savings as we go into the fourth quarter.

Paul Saleh - Computer Sciences Corp - CFO

The other thing, Bryan, that you have to be sensitive to is the fact that the cost take-out is on a year-over-year basis, and if you look at our costs in the fourth quarter of last year, the costs went up more rapidly in the fourth quarter. We're holding to the gains that we are making right now, and we're adding, as Mike mentioned -- we're taking additional steps to improve our run rate going into the fourth quarter into the next year. But the comparison becomes a little bit easier as we look on a year-over-year basis, fourth quarter to this fourth quarter.

Bryan Keane - Deutsche Bank - Analyst

Paul, does your confidence grow to reach the high end of the $1 to $1.2 billion of cost take-out?

Paul Saleh - Computer Sciences Corp - CFO

I believe right now we are running towards the higher end of that $1 to $1.2 billion.

Bryan Keane - Deutsche Bank - Analyst

Okay. And then, just asking on free cash flow -- year-to-date free cash flow is $457 million. So, I guess what's now the target for the full year?

And then, whatever that is, it looks like it would be likely to be down on a year-over-year basis, given your preliminary thoughts on $400 to $500 million for fiscal year '14. So, just want to make sure I understand why.

Paul Saleh - Computer Sciences Corp - CFO

A couple of things. There are so many moving parts this year. I would say, first of all, the $455 million for this year I would say you could -- our projection right now would be that our anticipations and our target would be around $600 million from Continuing Operations. Now, that does not include the contribution -- the pension contribution -- that we just recently made -- the $400 million.

When I look at a year-over-year basis -- don't forget that in this year's number, we also had the NHS proceeds, which was over $100 million that also are in our numbers. So again, we have a lot of puts and takes. As we get closer to -- we'll report our year-end results, we will be updating you on all of these.

Mike Lawrie - Computer Sciences Corp - CEO

I think it's far too preliminary to get too locked into a 2014 free cash flow number yet until we finish the budget cycle which we're now in the middle of. So I think when we get a little more clarity on that, we can then share that with you.

Bryan Keane - Deutsche Bank - Analyst

Okay. Last question from me.

Just on NPS -- I know you have talked about down at least mid-single digits. Just wanted to know if that still holds true as an outlook, given some of the delays? Or is that a moving target, that number? Thanks so much.

Mike Lawrie - Computer Sciences Corp - CEO

I'd say right now, based on everything we're seeing, I think that range is pretty much holding. The bigger - I mean -- I feel -- we've got a lot of -- as Paul said, we've got a lot of proposals that we've submitted. So, this isn't pipeline stuff. These are actually proposals that we have seen submitted. I just want to see what happens here with sequestration; what happens with the budget in March.

As you know, we hit a deadline here in March. And, see how that begins to normalize as we exit March and go into April. But, right now, we don't see anything that would alter -- that sort of targets -- we have mid-single-digit decline that we have talked about. We are taking a more cost and expense actions there to manage that business much more tightly on profitability than we had in the past.

Bryan Keane - Deutsche Bank - Analyst

Congrats on the progress. Really impressive.

Mike Lawrie - Computer Sciences Corp - CEO

Thank you.

Operator

We'll take the next question from Rod Bourgeois with Bernstein. Please go ahead.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

All right. Great. Hello. Since you expressed comfort with the $3.30 in fiscal '14 EPS, can I ask if your outlook for fiscal '14 is right around $3.30? Or is it a number that could be materially higher than $3.30, recognizing that the stock at this point is seemingly pricing in an EPS trajectory that's greater than $3.30?

Mike Lawrie - Computer Sciences Corp - CEO

I think it's what we said. I think it's right around $3.30. We still have some real unknowns, and Rod, we just talked about what's going on in the federal government. We'll have a much better picture of that when we get into our fiscal first quarter. I would really like to see how that plays out.

We still have a lot of unevenness in Europe, most notably, Germany, but also France and the UK. So I think that is our best look at what we see for 2014 right now; and as we start the new fiscal year and we begin to get some performance under our belts, then I think that's time to think about anything different.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

And, that $3.30 trajectory for fiscal '14 -- is that achievable if there's a revenue decline again in fiscal '14? Do you have the margin improvement --?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, yes.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Yes, okay.

Mike Lawrie - Computer Sciences Corp - CEO

I have factored in -- we said we think NPS will decline mid-single digits, so we have that factored into the 2014 outlook.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

All right. It sounds like your 2014 revenue outlook is similar to your fiscal '13 revenue growth outlook?

Mike Lawrie - Computer Sciences Corp - CEO

Yes. I think that's well said.

I mean, we are beginning to lay some investments in so that we can begin to get some growth. We're seeing some encouraging early signs here around pipeline contract signings, as I think I noted, in our cloud Business and our cyber Business, in our applications Business. So, we're beginning to make some investments. We feel pretty comfortable with that.

So, we're putting more salespeople in place. We're putting some of the sales tools and processes in place. We're beginning to look at some geographies that we think there's some good growth opportunities, most notably Asia and parts of Latin America, and even the United States, where we were really underpenetrated in terms of sales capabilities.

So, what we're hoping here, Rod, is as we continue to drive this cost take-out, and we get to that $1.1, $1.2 billion range, then we're going to begin to switch gears and move much more towards how can we drive growth, particularly in the commercial side of our Business. But then, we'll have operating leverage built into this model. So, every incremental dollar of revenue that comes in, we can drive more profitability. That's the thought as we get into the second half of 2014 and as we exit fiscal 2014.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

All right. Thank you guys.

Operator

Next question is from David Grossman with Stifel Nicolaus.

David Grossman - Stifel Nicolaus - Analyst

Thank you.

Actually, Mike, can you just maybe expand on your last comment? And specifically, can you tell us a little bit about what you've done, perhaps, to enhance the go-to-market strategy in the sales and marketing organization?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, I can. Thank you. It's a good question.

As I've said many times, you can't save your way to prosperity. I mean -- by virtue of the progress we're making on cost take-out, one could logically conclude there was some room for efficiency in CSC. And we're capturing that efficiency. But, that's only part of the story. That's sort of the get-fit part of this.

The next part of this is, you've got to begin to win more in the marketplace, which means you need to begin to adjust your go-to-market model. So, we are adjusting that. How are we adjusting that? We've dedicated an organization to the Global 1000 clients. It was our industry organization. This is important because these industries do require slightly different solutions, or certainly solutions that are tailored to that specific industry.

Global Healthcare is a great example, where we've just put Andrea in as the Head of that global Business. We want to take what we've done at NHS and now leverage that across other geographies, most notably parts of Western Europe, Australia, and parts of Asia. So, that's a good example of where we now want to add more salespeople, but they get added by this industry focus which is dedicated to the Global 1000.

Then, our regions are focused on a very large number of regional accounts and local accounts. And, again there, we're also adding sales capability. Now that we've got our offerings organization lined up around applications and around consulting and around infrastructure offerings and around our new cyber and cloud offerings, we also are adding sales capability to those offerings. So, we're covering the market differently, meaning by industry and then regional and local; and then we're also beefing up the sales specialists around our redefined offerings organization.

And then, the third component of this, which is very important, is we are reinvigorating our partnerships. So, the work that we're doing with EMC, for example, and work we're doing with IBM and Microsoft and HCL and other -- and net apps and a whole array of technology partners that we work with day in and day out -- we're working much more closely with them, so that we can align our sales capability and their sales capability so that we can see a larger number of opportunities.

And the reason for that is - and you're probably getting more than you wanted here with this answer so I apologize -- but, the market has shifted. The market isn't $200 billion deals out there anymore. Those days are over. The number of big deals is shrinking and has for a long period of time. What we are seeing is, we're seeing a lot more smaller opportunities, but a much higher volume of smaller opportunities. And that is forcing us to readjust our go-to-market model, as I've just said, to cover that expanding number of smaller opportunities.

By the way, some of those smaller opportunities can be more profitable than the big elephants out there that have every Tom, Dick, and Harry competing and looking at it and third parties, and everyone else driving the price points down. So that's why we're adjusting our go-to-market model around industry, around offerings, and around our geographies.

David Grossman - Stifel Nicolaus - Analyst

Thanks. I appreciate the depth of the response. Are there any metrics that we should be watching? Or you should share targets that you have that would help us track your progress along these lines?

Mike Lawrie - Computer Sciences Corp - CEO

Yes. But first, I'd like to get them in for me. (laughter) Just to be quite candid. Yes, there's a whole set of metrics -- pipeline velocities, what's happening to our application pipeline? Is it growing? What is our average cost? What is -- what are we doing with cloud? I am sharing some of these things around cloud and cyber because we are getting some metrics there.

How are we doing against our competitors? Where are we winning? Where are we losing? Why are we losing? Why are we winning?

So, yes, we are developing a whole new set of metrics that you would expect out of any sales organization. And when those become a little clearer, when I have some confidence in them, then yes, I think we should put some metrics out there that you guys can evaluate the progress that we're making.

David Grossman - Stifel Nicolaus - Analyst

Thanks. We'll look forward to that.

Just quickly, Paul, for you. Just two quick ones. Number one, do you still expect to get the bulk of the share repurchase done by the end of your fiscal year?

And then, just on the tax rate -- I think you hinted that you're doing a lot of things to try to bring that down. Is 28% a good number to use for next year? Or should we expect that to tick up a little bit?

Paul Saleh - Computer Sciences Corp - CFO

I would say -- let me start with the latter one. On the tax side, I would just really use 32%, around 32%-type. That's what we gave you as a guidance before. We are doing a whole lot of things this year that relates to try to offset some of the tax liabilities associated with the sale of assets. And, we have, again, more work to do that's really going to be benefiting us this year.

We'll continue. We'll continue to drive for lower tax -- effective tax rate. And, the --

David Grossman - Stifel Nicolaus - Analyst

Second one was share repurchase.

Paul Saleh - Computer Sciences Corp - CFO

On the share repurchase, we're going to have to -- we have indicated a focus on trying to return as much of that cash this year. And, we're going to go with that.

Mike Lawrie - Computer Sciences Corp - CEO

We've put a program in place as you know to purchase shares through this blackout period. So, that was taken out of our hands. You know how that works. And, we'll have an opportunity to re-evaluate that, I think, towards the end -- in February -- once we've gotten through this earnings announcement. And we'll take a look at that and decide how we want to proceed with that. So, we put a program in place towards the end of December, and that's been pretty much on auto pilot now for the last generally seven or eight weeks.

David Grossman - Stifel Nicolaus - Analyst

Great. Thanks very much.

Operator

The next question comes from Edward Caso with Wells Fargo.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Hi. Thanks for taking my question. Thanks for the disclosure on slide 19, restating the different groups.

First question is, does that reflect the Paxus? And, will the numbers change meaningfully when Paxus comes out?

Paul Saleh - Computer Sciences Corp - CFO

Paxus has not come out. It will come out in the fourth quarter, and we'll provide you with the appropriate information at that point.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Can you offer -- Can you break down for the Q1 and Q2 EPS numbers on a restated basis, and -- go ahead.

Paul Saleh - Computer Sciences Corp - CFO

EPS was $0.16 from Continuing Operations in the first quarter and $0.75 in the second quarter.

Edward Caso - Wells Fargo Securities, LLC - Analyst

And, will they change meaningfully with Paxus?

Paul Saleh - Computer Sciences Corp - CFO

Paxus was much more a revenue -- overall, I want to say it was about a $320 million or so. Again, we'll have the exact number when we report the fourth quarter. It was much more revenue, very low margin business. So, it will not significantly change the numbers that we gave you.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Great. Thank you.

Operator

We'll now go to Arvind Ramnani with BNP Paribas. Please go ahead.

Arvind Ramnani - BNP Paribas - Analyst

Hi. Congrats and good luck for 2013. Just had a couple of questions.

You certainly have made pretty good progress on your focus accounts. Can you provide some specific examples of details of how the restructuring of these accounts are really working? Also, are there any accounts where the discussions are not going as well as you hoped they would be going?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, there are certainly some places where the conversations are not going as well as we would like them to go. No question about that. None.

In terms of examples of some of the things that we have done, a lot of this is just discipline, really understanding what the costs are. In some cases, we've been able to move some of the workload that we were doing on-shore, we've been able to move that off-shore to some of our lower cost centers, good example of that. Other times we've gone through, and we've taken a look at some of the scope changes or other work that we've done, and we have gone back and we have billed for that. That's what I call revenue leakage. So, we found revenue leakage. We have found discipline. We have found cost issues.

But, by and large, I really have to net it out. It's just good old fashioned management attention. Management attention. Knowing where you are every day, every week, what progress do you need to make, what's the next list of things that you need to get done. That's what we're doing with much greater vigor and discipline, and that has been the bulk of the improvement that we have seen so far this year.

Arvind Ramnani - BNP Paribas - Analyst

Great. So, can you provide some color on -- clearly, you made good progress. But, are you getting to a stage where the easy stuff of the -- and, none of it is really easy. But the relatively easier stuff of contract management has been taken care of, and now are you getting to a stage where it's going to be a little bit more difficult? Or you feel like the next few quarters also should be relatively manageable, and you know exactly how to continue taking the cost savings out?

Mike Lawrie - Computer Sciences Corp - CEO

I look at it as a continuous improvement process. So I think this has yielded to discipline probably a little better than I would have anticipated, in all candor, so I think we've gotten a little bit better results as a result of that discipline. But, as I look out next year -- for example, we have price take-downs in many of these contracts. That requires us to get more efficient. It requires us to think about where do we perform some of these tasks? How do we perform it? How do we manage our enterprise management systems? How do we monitor these systems? How do we provide a quicker response and quicker fixes? And, more importantly, how do we expand our footprint in many of these accounts?

So, how do we get add-on business as opposed to just living within the contract that has been signed. So, I think it will become more difficult as we go forward, but it's a continuous improvement process. It's the way you run this business long term. So, this becomes less of a program, and more of, hey, this is the way you run the business.

Arvind Ramnani - BNP Paribas - Analyst

Great. That's excellent. Thank you very much.

Mike Lawrie - Computer Sciences Corp - CEO

Okay. Thank you.

Operator, I think we have time maybe for one more.

Operator

Thank you. That question will come from Tien-Tsin Huang with JPMorgan. Please go ahead.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Great. Thanks for getting me in. Great job on the take-out for sure.

Just on the book-to-bill -- obviously, on the commercial side it was actually very good. NPS lagging for reasons you stated. My question is, what kind of minimum book-to-bill are you looking for in NPS before it starts to concern you on the revenue production? Just trying to think about how we can map the metrics to what you're seeing on NPS?

Mike Lawrie - Computer Sciences Corp - CEO

I'd like to see a book-to-bill of 1.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Okay.

Mike Lawrie - Computer Sciences Corp - CEO

I think, realistically, from a revenue standpoint, as we've said, we factored in sort of a mid-teens kind of decline -- I'm sorry, mid-single digit -- 4% or 5% decline in revenue. And I think we can probably get that with sort of a 0.8 to 0.9 kind of a book-to-bill. But again, I think for a healthy outlook, and certainly, if you wanted to get to a point where you were growing the NPS business, you're going to need to get to a roughly book-to-bill of 1.

And then underneath that, I'd like to see a remix. One of the positives that's occurring here with the federal government is, they're very much looking for new ideas as to how to improve efficiency. So, things like cloud, for example, and some of the work we're doing around cyber and delivering storage as a service. These are all very important opportunities for CSC to take and change the way IT services are delivered within NPS.

So, I don't look at this as, gee, the sky is falling. I view this as a sea change. There's no question that the federal government is going to be run differently than it has for some period of time heretofore. But that's also an opportunity. It's an opportunity for CSC to deliver new services that helps the federal government become more efficient. But, no matter how you slice it, you're going to need to approach a 1.0 book-to-bill.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Because it seemed like maybe you could tolerate a little bit of time here, below 1.0 though. Yes.

Mike Lawrie - Computer Sciences Corp - CEO

We have. I want to see what happens with some of these submitted proposals. Over the next quarter or two, if we are awarded some of these proposals that we've submitted, and if we win some of the protests that have been lodged against us, all of a sudden that book-to-bill begins to look a little healthier than it, candidly, does right now. So, we're not panicked about it, but we are watching it.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Okay. Sounds like we'll know in the next couple quarters. That's good.

Mike Lawrie - Computer Sciences Corp - CEO

I think -- well said.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

On the cost take-out -- it sounds like it is more than just happening faster, it's actually a little bit better than what you thought. Is that fair? I'm curious, this span of layers, is that more on the NPS side? Just trying to again map the expenses to what you see?

Mike Lawrie - Computer Sciences Corp - CEO

No. No. It's across the board.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Okay.

Mike Lawrie - Computer Sciences Corp - CEO

We're going from roughly 13 layers of management to 8 layers of management. There is a fair amount of savings associated with that. But by and large, the biggest savings is going from a holding company mentality to an operating company mentality. And, we have found a fair amount of duplication as a result of that holding company orientation.

That holding company orientation leads to less discipline than I'd like to see around things like contract management and so on, so forth. Duplication, particularly in some of the staff organizations, finance, HR, et cetera, et cetera. So that duplication we have been able to take out. And that's been the big driver of the efficiencies is going from a holding company to more of an operating company mentality and orientation.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

That's great how quickly you have done that. Last one, and I'll jump off and you can end the call.

The cloud and big data -- it sounds like, obviously, still excited about that. Any way to size that, or update us on what percent of revenue that represents?

Mike Lawrie - Computer Sciences Corp - CEO

No. I think nothing has changed. We had -- when we got together in September, we had looked at those as billion dollar businesses over the next several years, and I don't see anything that would alter that view over the next several years.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Okay. Terrific. Thank you.

Mike Lawrie - Computer Sciences Corp - CEO

Okay guys. Well, thank you very much. Operator, thank you. And again, thank you for dialing in and your interest in CSC today.

Operator

Thank you very much. That does conclude our conference for today. I'd like to thank everyone for your participation, and you may now disconnect.